Exhibit 10.1

                              SETTLEMENT AGREEMENT

      This Settlement Agreement ("Agreement") is made this third day of April 2007, by and between VaxGen, Inc. ("VaxGen") and the Department of Health and Human Services, including the Office of Public Health Emergency Medical Countermeasures ("OPHEMC") within the Office of the Assistant Secretary for Preparedness and Response, and the National Institute of Allergy and Infectious Diseases ("NIAID") within the National Institutes of Health (collectively, "HHS").

      VaxGen is a corporation organized under the laws of the State of Delaware with its principal place of business at 1000 Marina Boulevard, Suite 200, Brisbane, California 94005-1841. HHS is an Executive Department of the United States Government with its headquarters at 200 Independence Avenue, S.W., Washington, D.C. 20201. The signatories to this Agreement hereinafter are referred to singularly or collectively as, respectively, a "Party" or the "Parties."

      This Agreement is made as a compromise between the Parties for the complete and final settlement of the dispute and litigation before the Civilian Board of Contract Appeals ("CBCA"), known as VaxGen, Inc. v. Department of Health and Human Services, CBCA No. 674, arising under Contract No. HHSO100200500001C ("OPHEMC Contract"), as well as any and all other claims and disputes between the Parties related to the OPHEMC Contract, Contract No. N01-Al-25494 ("First NIAID Contract"), and/or Contract No. N01-Al-30053 ("Second NIAID Contract").

                                    PREAMBLE

      WHEREAS, in September 2002, NIAID awarded VaxGen the First NIAID Contract for research and development associated with a new anthrax vaccine. VaxGen has completed performance of the First NIAID Contract.


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      WHEREAS, in September 2003, NIAID awarded VaxGen the Second NIAID Contract for further research and development associated with the new anthrax vaccine.

      WHEREAS, in November 2004, the Office of Research and Development Coordination within the HHS Office of Public Health Emergency Preparedness awarded VaxGen the OPHEMC Contract for the development, production and delivery of the new anthrax vaccine. During the course of contract performance, and as the result of an agency reorganization, administration of the contract was transferred to OPHEMC.

      WHEREAS, on March 30, 2006, VaxGen submitted a certified claim to HHS, pursuant to the Contract Disputes Act of 1978, for an equitable adjustment to the price and schedule for alleged formal and constructive changes under the OPHEMC Contract.

      WHEREAS, on April 21, 2006, the OPHEMC Contracting Officer issued a final decision denying VaxGen's certified claim in its entirety under the OPHEMC Contract.

      WHEREAS, on December 19, 2006, the OPHEMC Contracting Officer issued a notice to VaxGen terminating the OPHEMC Contract for default. In the notice of default termination, the Contracting Officer stated, among other things, that "[t]he supplies terminated may be purchased against VaxGen's account, and VaxGen will be held liable for any excess costs. . . . The government reserves all rights and remedies provided by law or under contract, in addition to charging excess costs."

      WHEREAS, on December 21, 2006, the NIAID Contracting Officer issued a Stop Work order to VaxGen, suspending performance of the Second NIAID Contract. On January 5, 2007, and again on March 21, 2007, the NIAID Contracting Officer extended the duration of the stop work order.


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      WHEREAS,  on January 22,  2007,  the NIAID  Contracting  Officer  notified
VaxGen that the agency was suspending payment of a total of $6,477,141.64 in outstanding invoice payments under the Second NIAID Contract, as an offset to potential future VaxGen liability for excess reprocurement costs related to the default termination of the OPHEMC Contract.

      WHEREAS, on February 8, 2007, VaxGen submitted a certified claim to HHS, pursuant to the Contract Disputes Act of 1978, challenging the suspension of invoice payments under the Second NIAID Contract.

      WHEREAS, on March 14, 2007, VaxGen filed a Notice of Appeal at the CBCA regarding the default termination of the OPHEMC Contract.

      WHEREAS, HHS and VaxGen wish to avoid the necessity, risk, and expense of further litigation and to resolve and settle all claims, liabilities, disputes, and obligations between them arising under, out of, related to, or pertaining in any way to the First NIAID Contract, the Second NIAID Contract, and/or the OPHEMC Contract (the "Claims and Disputes").

      NOW, THEREFORE, in consideration of the payment, mutual promises, and releases contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.0   SETTLEMENT

      1.1 HHS shall pay VaxGen Eleven Million Dollars ($11,000,000) (the "Settlement Funds") in full settlement of the Claims and Disputes. HHS shall make, and VaxGen shall receive, such payment by taking the following actions:
(a) NIAID shall issue a bilateral modification to the Second NIAID Contract that incorporates by reference and attaches this Agreement, and that obligates the Settlement Funds to the Second NIAID Contract; (b) VaxGen shall submit a proper invoice for the Settlement Funds (attached); and (c) NIAID shall authorize


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payment  of the  Settlement  Funds to VaxGen  and shall  take all other  actions necessary to process and ensure payment within 30 days of NIAID's receipt of VaxGen's invoice for the Settlement Funds.

      1.2 HHS shall terminate the Second NIAID Contract for the convenience of the Government. To accomplish this, NIAID shall issue a bilateral modification to the Second NIAID Contract that incorporates by reference and attaches this Agreement, and that institutes the termination for convenience on a no-cost basis.

      1.3 The Parties agree that VaxGen, and its successors, its assigns, and its affiliates, shall have the right to access and use those research results, reports, and data, relating exclusively to those studies where only VaxGen's investigational recombinant anthrax vaccine was used, developed by or on behalf of NIAID (for example, through the Animal Working Group process) prior to the date of this Agreement. The parties further agree VaxGen shall have the right to access and use research results, reports, and data developed by VaxGen under the First NIAID Contract or the Second NIAID Contract.

      1.4 HHS shall convert the termination for default of the OPHEMC Contract to a termination for the convenience of the Government. To accomplish this, OPHEMC shall issue a bilateral modification to the OPHEMC Contract that incorporates by reference and attaches this Agreement, and that institutes the termination for convenience on a no-cost basis.

      1.5 Upon receipt by VaxGen of the Settlement Funds within the time required by Paragraph 1.1(c), the Parties shall execute, and file with the CBCA, a Joint Motion to Dismiss with Prejudice the Appeal regarding the default termination of the OPHEMC Contract.

      1.6 The Parties' performance of the obligations set forth herein shall finally settle and resolve any and all claims, demands and defenses that either Party asserted or could have


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asserted against the other Party,  arising out of, under, or in any way relating to the Claims and Disputes.

2.0   COMPROMISE

      2.1 This Agreement is the result of a compromise and shall never be construed as an admission by the Parties of any liability, wrongdoing, or responsibility on their part or on the part of their predecessors, successors, assignees, agents, parents, subsidiaries, affiliates, attorneys, officers, directors, or employees. Indeed, the Parties expressly deny any such liability, wrongdoing, or responsibility.

      2.2 The Parties agree that this Agreement shall not be cited or otherwise referred to in any other proceedings, except as is necessary to enforce this Agreement.

3.0   RELEASES

      3.1 VaxGen for itself, its predecessors, its successors, its assigns, its affiliates, its subcontractors (of every tier), and its vendors for the first NIAID Contract, the Second NIAID Contract, and the OPHEMC Contract, respectively, hereby relinquishes, releases, waives, and forever discharges all claims, demands, and defenses of whatever kind that it has asserted or could have asserted against HHS arising out of, under, or in any way relating to the Claims and Disputes, including without limitation (a) any unpaid costs under the First NIAID Contract, (b) the certified claim dated February 8, 2007 under the Second NIAID Contract, (c) the certified claim dated March 30, 2006 under the OPHEMC Contract, and (d) the CBCA appeal filed March 14, 2007 under the OPHEMC Contract.

      3.2 HHS for itself, its predecessors, its successors, its assigns, and its affiliates, including NIAID and OPHEMC, hereby relinquishes, releases, waives, and forever discharges all claims, demands, and defenses of whatever kind that it has asserted or could have asserted


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against VaxGen  arising out of, under,  or in any way relating to the Claims and
Disputes, including but not limited to future excess reprocurement costs related to the default termination of the OPHEMC Contract.

4.0   ADDITIONAL TERMS AND CONDITIONS

      4.1 This Agreement sets forth and constitutes the entire agreement between the Parties with respect to its subject matter and supersedes any and all prior agreements, understandings, promises, warranties, and representations made by each to the other concerning its subject matter. This Agreement may be modified only by a written document signed by the Parties. No waiver of this Agreement or any of its promises, obligations, terms or conditions is valid unless it is written and signed by the Party against whom the waiver is to be enforced.

      4.2 This Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement. Copies of all or part of this Agreement, including signatures thereto, which are copies or transmitted by facsimile or electronic mail are presumed valid.

      4.3 This Agreement is binding on the Parties, their predecessors, successors, parents, subsidiaries, affiliates, assignees, agents, directors, officers, employees, shareholders and attorneys. Each of the signatories of this Agreement represents and warrants that he/she is authorized to execute this Agreement on behalf of his/her respective Party and by such signature to bind that Party to this Agreement.

      4.4 Each Party agrees, upon the request of the other Party, to execute such additional documents and perform such other acts, as are reasonably necessary or appropriate to accomplish the intent of the Parties as expressed in this Agreement.


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      IN WITNESS  WHEREOF,  we have  hereunto  set our hands and seals as of the date above written.


      VAXGEN, INC.

      By:   /s/ James P. Panek
         ----------------------------
            James P. Panek
            Chief Executive Officer


      DEPARTMENT OF HEALTH AND HUMAN SERVICES


      By:   /s/ Brian K. Goodger
         ----------------------------
            Brian K. Goodger
            Contracting Officer
            HHS/OS/ASPR/OPHEMC


      By:   /s/ Barbara A. Shadrick
         ----------------------------
            Barbara A. Shadrick
            Contracting Officer
            HHS/NIH/NIAID


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